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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Cooker Restaurant Corporation

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-45467, 33-46475, 33-46965, 33-48396 and 33-48397) of Cooker
Restaurant Corporation of our report dated May 9, 1997, relating to the balance sheets of Cooker Restaurant Corporation as of December 29, 1996 and December 31, 1995, and the related statements of income, changes in shareholders' equity and cash flows for each of the years in the three year period ended December 29, 1996, which report appears in the December 29, 1996 annual report on Form
10-K/A Amendment Number 2 of Cooker Restaurant Corporation.

                                        /s/ KPMG Peat Marwick LLP

Fort Lauderdale, Florida
March 2, 1998